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                                                                            EXHIBIT 12.1

                               WEINGARTEN REALTY INVESTORS
               COMPUTATION OF RATIOS OF EARNINGS AND FUNDS FROM OPERATIONS
                    TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                 (AMOUNTS IN THOUSANDS)


                                                             Years Ended December 31,
                                                         -------------------------------
                                                           2000       1999       1998
                                                         ---------  ---------  ---------
Net income available to common shareholders              $ 58,961   $ 76,537   $ 54,484

Add:
Portion of rents representative of the interest factor        837      1,260        861
Interest on indebtedness                                   43,190     32,792     33,338
Preferred dividends                                        20,040     19,593      5,881
Amortization of debt cost                                     431        359        359
                                                         ---------  ---------  ---------
    Net income as adjusted                               $123,459   $130,541   $ 94,923
                                                         =========  =========  =========

Fixed charges:
Interest on indebtedness                                 $ 43,190   $ 32,792   $ 33,338
Capitalized interest                                        4,204      3,037      1,375
Preferred dividends                                        20,040     19,593      5,881
Amortization of debt cost                                     431        359        359
Portion of rents representative of the interest factor        837      1,260        861
                                                         ---------  ---------  ---------
    Fixed charges                                        $ 68,702   $ 57,041   $ 41,814
                                                         =========  =========  =========

RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED DIVIDENDS                              1.80       2.29       2.27
                                                         =========  =========  =========

Net income available to common shareholders              $ 58,961   $ 76,537   $ 54,484
Depreciation and amortization                              55,344     49,256     41,580
Gain on sales of property and securities                     (382)   (20,596)      (885)
Extraordinary charge (early retirement of debt)                          190      1,392
                                                         ---------  ---------  ---------
    Funds from operations                                 113,923    105,387     96,571
Add:
Portion of rents representative of the interest factor        837      1,260        861
Preferred dividends                                        20,040     19,593      5,881
Interest on indebtedness                                   43,190     32,792     33,338
Amortization of debt cost                                     431        359        359
                                                         ---------  ---------  ---------
    Funds from operations as adjusted                    $178,421   $159,391   $137,010
                                                         =========  =========  =========

RATIO OF FUNDS FROM OPERATIONS TO COMBINED
FIXED CHARGES AND PREFERRED DIVIDENDS                        2.60       2.79       3.28
                                                         =========  =========  =========
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